Exhibit 10.1

May 25, 2012

[Name]

Dear [Name]:

Effective as of May 25, 2012 (the “Award Date”), Bristow Group Inc. (the “Company”) hereby grants to you a nonqualified stock option (“Option”) to purchase [number of shares] Shares of common stock of the Company, $.01 par value (“Common Stock”), in accordance with the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”).

Your Option is more fully described in the attached Appendix A, Terms and Conditions of Employee Nonqualified Stock Option Award (which Appendix A, together with this letter, is the “Award Letter”). Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

The price at which you may purchase the Shares of Common Stock covered by the Option is $             per Share (“Exercise Price”) which is the Fair Market Value of a Share of Common Stock on the Award Date. Unless otherwise provided in the attached Appendix A, your Option will expire on May 25, 2022 (“Expiration Date”), and will become vested and exercisable in installments (the “Number of Shares Exercisable”) as follows, provided that you have been continuously employed by the Company from the Award Date through the respective “Vesting Date”:

Vesting Date	Number of Shares Exercisable
May 25, 2013	000
May 25, 2014	000
May 25, 2015	000

Note that in most circumstances, on the date(s) you exercise your Option, the difference between the exercise price and the Fair Market Value of the stock on the date of exercise multiplied by the number of Shares you purchase, will be taxable income to you. You should closely review Appendix A and the Plan Prospectus for important details about the tax treatment of your Option. This Option is subject to the terms and conditions set forth in the enclosed Plan, this Award Letter, the Prospectus for the Plan, and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors.

This Award Letter, the Plan and any other attachments should be retained in your files for future reference.

Very truly yours,

Hilary S. Ware

Senior Vice President, Administration

Enclosures

Bristow Group Inc.

2103 City West Blvd., 4th Floor, Houston, Texas 77042, United States

t (713) 267 7600 f (713) 267 7620 www.bristowgroup.com

Appendix A

Terms and Conditions of

Employee Nonqualified Stock Option Award

May 25, 2012

The Option granted to you by Bristow Group Inc. (the “Company”) to purchase Shares of common stock of the Company, $.01 par value (“Common Stock”), is subject to the terms and conditions set forth in the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”), and this Award Letter. Any capitalized term used and not defined in the Award Letter has the meaning set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan control.

1.	Exercise Price

You may purchase the Shares of Common Stock covered by the Option for the Exercise Price stated in this Award Letter. The Exercise Price of the Option may not be reduced, except as otherwise provided in Section 5.5 of the Plan and provided further that any such reduction does not cause the Option to become subject to Code Section 409A.

2.	Term of Option

Your Option expires on the Expiration Date. However, your Option may terminate prior to the Expiration Date as provided in Section 6 of this Appendix upon the occurrence of one of the events described in that Section. Regardless of the provisions of Section 6 of this Appendix, in no event can your Option be exercised after the Expiration Date.

3.	Vesting and Exercisability of Option

(a) Unless it becomes exercisable on an earlier date as provided in Sections 6 or 7 of this Appendix, your Option will become vested and exercisable in installments with respect to the Number of Shares Exercisable on the respective Vesting Date as set forth in this Award Letter.

(b) The number of Shares covered by each installment will be in addition to the number of Shares which previously became exercisable.

(c) To the extent your Option has become vested and exercisable, you may exercise the Option as to all or any part of the Shares covered by the vested and exercisable installments of the Option, at any time on or before the earlier of (i) the Option Expiration Date or (ii) the date your Option terminates under Section 6 of this Appendix.

(d) You may exercise the Option only for whole Shares of Common Stock.

4.	Exercise of Option

Subject to the limitations set forth in this Award Letter and in the Plan, your Option may be exercised by written or electronic notice provided to the Company as set forth below. Such notice shall (a) state the number of Shares of Common Stock with respect to which your Option is being exercised, (b) unless otherwise permitted by the Committee, be accompanied by a wire transfer, cashier’s check, cash or money order payable to the Company in the full amount of the Exercise Price for any Shares of Common Stock being acquired plus any appropriate withholding taxes (as provided in Section 8 of this Appendix), or by other consideration in the form and manner approved by the Committee pursuant to Sections 5 and

8 of this Appendix, and (c) be accompanied by such additional documents as the Committee or the Company may then require. If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action. You shall have no rights of a stockholder with respect to Shares of Common Stock subject to your Option unless and until such time as your Option has been exercised and ownership of such Shares of Common Stock has been transferred to you.

As soon as practicable after receipt of notification of exercise and full payment of the Exercise Price and appropriate withholding taxes, a certificate representing the number of Shares purchased under the Option, minus any Shares retained to satisfy the applicable tax withholding obligations in accordance with Section 8 of this Appendix, will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary in accordance with the Plan) or, at the Company’s option, a certificate for such Shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan).

5.	Satisfaction of Exercise Price

(a) Payment of Cash or Common Stock. Your Option may be exercised by payment in cash (including cashier’s check, money order or wire transfer payable to the Company), in Common Stock, in a combination of cash and Common Stock or in such other manner as the Committee in its discretion may provide.

(b) Payment of Common Stock. The Fair Market Value of any Shares of Common Stock tendered or withheld as all or part of the Exercise Price shall be determined in accordance with the Plan on the date agreed to by the Company in advance as the date of exercise. The certificates evidencing previously owned Shares of Common Stock tendered must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered in exercise of your Option. Fractional Shares may not be tendered in satisfaction of the Exercise Price; any portion of the Exercise Price which is in excess of the aggregate Fair Market Value of the number of whole Shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more Shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Exercise Price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess Shares.

6.	Termination of Employment

(a) General. The following rules apply to your Option in the event of your death, Disability (as defined below), retirement, or other termination of employment.

(1)	Termination of Employment. If your employment terminates for any reason other than death, Disability or retirement (as those terms are used below), your Option will expire as to any unvested and not yet exercisable installments of the Option on the date of the termination of your employment and no additional installments of your Option will become exercisable. Your Option will be limited to only the number of Shares of Common Stock which you were entitled to purchase under the Option on the date of the termination of your employment and will remain exercisable for that number of Shares for the earlier of 90 days following the date of your termination of employment or the Expiration Date.

(2)	Retirement. If your employment terminates no sooner than six months after the date of this award by reason of retirement under a retirement program of the Company or one of its subsidiaries approved by the committee after you have attained age 62 and have completed five continuous years of service or your combined age and length of service is 80 or above (as determined by the Committee), your Option will become vested and fully exercisable as follows. An Option granted more than 12 months prior to your termination date will become fully vested and exercisable until the Expiration Date. An Option granted less than 12 months prior to your termination date will be prorated by multiplying the number of shares subject to the option by the ratio of the number of months worked from the Award Date to your date of termination over twelve . The option will become vested and exercisable for the resulting number of shares until the Expiration Date.

(3)	Death or Disability. If your employment terminates by reason of Disability, your Option will become 100% vested and fully exercisable as to all of the Shares covered by the Option and will remain exercisable until the Expiration Date. If your employment terminates by reason of your death, your Option will become 100% vested and fully exercisable as to all of the Shares covered by the Option and will remain exercisable by your beneficiary in accordance with the Plan until the Expiration Date. For purposes of this Appendix, Disability shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company.

(4)	Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or make any other modification as permitted under the Plan.

(b) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment and make all determinations under the Plan, and its determination shall be final, conclusive and binding upon you.

7.	Change in Control

Acceleration Upon Change in Control. Notwithstanding any contrary provisions of this Award Letter, upon the occurrence of a Change in Control (as defined below) prior to your termination of employment, your Option will immediately become 100% vested and fully exercisable as to all Shares covered by the Option and the Option will remain exercisable until the Expiration Date. A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or

(b)	Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c)	Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

8.	Tax Consequences and Income Tax Withholding

(a) You should review the Bristow Group Inc. 2007 Long Term Incentive Plan Prospectus for a general summary of the federal income tax consequences of your receipt of this Option based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax law. Neither the Company nor the Committee guarantees the tax consequences of your Incentive Award herein. You are advised to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b) The Option is not intended to be an “incentive stock option,” as defined in Section 422 of the Code.

(c) This Award Letter is subject to your making arrangements satisfactory to the Committee to satisfy any applicable federal, state or local withholding tax liability arising from the grant or exercise of your Option. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Shares of Common Stock having a Fair Market Value on the date tax is determined equal to the amount of your withholding obligation from the Shares otherwise deliverable to you upon the exercise of your Option. You may not elect to have the Company withhold Shares of Common Stock having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to transferring any Shares of Common Stock to you pursuant to this Option.

(d) In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from your Incentive Award hereunder. You may not elect to have the Company withhold Shares having a value in excess of the minimum withholding tax liability under local law. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Committee, no Shares will be issued to you or the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.

9.	Restrictions on Resale

There are no restrictions imposed by the Plan on the resale of Shares of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of Shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees, this Award Letter and the Option and its exercise hereunder are subject to the Company’s policies against insider trading (including black-out periods during which no sales are permitted), and to other restrictions on resale that may be imposed by the Company from time to time if it determines said restrictions are necessary or advisable to comply with applicable law.

10.	Effect on Other Benefits

Income recognized by you as a result of this Award Letter or the exercise of the Option or sale of Common Stock will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

11.	Compliance with Laws

This Award Letter and any Common Stock that may be issued hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which Shares of the Company’s Common stock are traded. The Plan and this Award Letter shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware and without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

12.	Miscellaneous

(a) Not an Agreement for Continued Employment or Services. This Award Letter shall not, and no provision of this Award Letter shall be construed or interpreted to, create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company, or the Company’s affiliates, Parent or Subsidiaries or their affiliates.

(b) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in the grant of this Option or in any Shares of Common Stock is subject to, the terms of this Award Letter. Nothing in this Award Letter shall create a community property interest where none otherwise exists.

(c) Amendment for Code Section 409A. This Incentive Award is intended to be exempt from Code Section 409A. If the Committee determines that this Incentive Award may be subject to Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Letter to the extent necessary to comply with Code Section 409A.

If you have any questions regarding your Option or would like to obtain additional information about the Plan or the Committee, please contact the Company’s General Counsel, Bristow Group Inc., 2103 City West Blvd., 4th Floor, Houston, Texas 77042 (telephone (713) 267-7600). Your Award Letter, the Plan and any other attachments should be retained in your files for future reference.